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                         September 5, 2023

       Robert W. Sharps
       Chief Executive Officer and President
       T. Rowe Price Group, Inc.
       100 East Pratt Street
       Baltimore, MD 21202

                                                        Re: T. Rowe Price
Group, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 21,
2023
                                                            File No. 000-32191

       Dear Robert W. Sharps:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program